EXHIBIT 3.1

ARTICLES OF INCORPORATION

OF

SANDERS MORRIS HARRIS GROUP INC.

(as amended by amendments dated October 1, 1998, June 8, 2000 and May 22, 2001)

ARTICLE ONE

Name

The name of the Corporation is SANDERS MORRIS HARRIS GROUP INC.

ARTICLE TWO

Duration

The period of the Corporation’s duration is perpetual.

ARTICLE THREE

Purpose

Section 1.   The purpose for which the Corporation is organized is to engage in any lawful business or activity, subject to the limitations set forth in Section 2 of this article.

Section 2.   Nothing in this article is to be construed as authorizing the Corporation to transact any business in the State of Texas expressly prohibited by any law of the State of Texas, or to engage in any activity in the State of Texas which cannot lawfully be engaged in by a corporation incorporated under the Act or which cannot lawfully be engaged in without first obtaining a license under the laws of the State of Texas and which license cannot be granted to a corporation organized under the Act, or to operate in Texas any of the businesses referred to in section B(4) of article 2.01 of the Act, or to take any action in violation of any of the laws referred to in section C of article 2.02 of the Act.

ARTICLE FOUR

Authorized Shares

Section 1.   Authorized Shares.  The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 110,000,000 shares, consisting of: (i) 100,000,000 shares of common stock, par value $.01 per share (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $.10 per share (the “Preferred Stock”).  Shares of any class of capital stock of the Corporation may be issued for such consideration and for such corporate purposes as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine.  Each share of Common Stock shall be entitled to one vote.

Section 2.   Preferred Stock.  The Preferred Stock may be divided into and issued from time to time in one or more series as may be fixed and determined by the Board of Directors.  The relative rights and preferences of the Preferred Stock of each series shall be such as shall be stated in any resolution or resolutions adopted by the Board of Directors setting forth the designation of the series and fixing and determining the relative rights and preferences thereof (a “Directors’ Resolution”).  The Board of Directors is hereby authorized to fix and determine the powers, designations, preferences, and relative, participating, optional or other rights, including, without limitation, voting powers, full or limited, preferential rights to receive dividends or assets upon liquidation, rights of conversion or exchange into Common Stock, Preferred Stock of any series or other securities, any right of the Corporation to exchange or convert shares into Common Stock, Preferred Stock of any series or other securities, or redemption provisions or sinking fund provisions, as between series and as between the Preferred Stock or any series thereof and the Common Stock, and the qualifications, limitations or restrictions thereof, if any, all as shall be stated in a Directors’ Resolution, and the shares of Preferred Stock or any series thereof may have full or limited voting powers, or be without voting powers, all as shall be stated in a Directors’ Resolution.  Except where otherwise set forth in the Directors’ Resolution providing for the issuance of any series of Preferred Stock, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors.  The shares of Preferred Stock of any one series shall be identical with the other shares in the same series in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

Section 3.   Reacquired Shares of Preferred Stock.  Shares of any series of any Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise), purchased by the Corporation, or which, if convertible or exchangeable, have been converted into, or exchanged for, shares of stock of any other class or classes or any evidences of indebtedness shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the Directors’ Resolution providing for the issuance of any series of Preferred Stock and to any filing required by law.

ARTICLE FIVE

Restriction on Commencement of Business

The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of a stated sum which will be at least One Thousand Dollars ($1,000.00), consisting of money, labor done or property actually received.

ARTICLE SIX

Registered Office and Registered Agent

The street address of the initial registered office of the Corporation is:

2900 North Loop West, Suite 1230

Houston, Texas  77092

The name of the initial registered agent of the Corporation at such address is:

Donald R. Campbell

ARTICLE SEVEN

Board of Directors

Section 1.   Initial Board of Directors.  The initial Board of Directors will consist of one member.  The name and address of the person who will serve as director of the Corporation until the first annual meeting of shareholders, or until his successor is elected and qualified, is:

Name	Address
Donald R. Campbell	2900 North Loop West, Suite 1230 Houston, Texas 77092

Section 2.   Number, Election and Terms of Directors.  The number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by a majority of the directors then in office; provided, however, that from and after the first date as of which the Corporation has a class or series of capital stock registered under the Exchange Act, the number of directors which shall constitute the whole Board of Directors shall be not less than three.  Each director shall serve for a term ending on the next annual meeting following the annual meeting at which such director was elected.  Each director shall hold office until the annual meeting at which such director’s term expires and, the foregoing notwithstanding, shall serve until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal.

In the event of any changes in the authorized number of directors, each director then continuing to serve shall nevertheless continue as a director until the next annual meeting, or his prior death, resignation or removal.

Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 3   Removal of Directors.  No director of the Corporation shall be removed from office as a director by vote or other action of the stockholders or otherwise except for cause, and then only by the affirmative vote of the holders of at least two-thirds of the voting power of all outstanding shares of capital stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class.  Except as may otherwise be provided by law, cause of removal of a director shall be deemed to exist only if: (i) the director whose removal is proposed has been convicted, or where a director is granted immunity to testify where another has been convicted, of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (ii) such director has been found by the affirmative vote of a majority of the entire Board of Directors at any regular or special meeting of the Board of Directors called for that purpose or by a court of competent jurisdiction to have been grossly negligent or guilty of misconduct in the performance of his duties to the Corporation in a matter of substantial importance to the Corporation; or (iii) such director has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his ability as a director of the Corporation.

Section 4.   Vacancies.  Subject to any requirements of law to the contrary, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors.  Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting and until such director’s successor shall have been elected and qualified or until his earlier death, resignation or removal.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE EIGHT

Provisions for Regulation of the

Internal Affairs of the Corporation

Section 1.   Voting of Shares.  Each outstanding share of Common Stock will be entitled to vote on each matter submitted to a vote of stockholders.  The right to accumulate votes in the election of directors, and/or cumulative voting by any shareholder is hereby expressly denied.

Section 2.   Bylaws.  The Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation, or adopt new Bylaws, without any action on the part of the stockholders, except as may be otherwise provided by applicable law or the Bylaws of the Corporation.

Section 3.   Denial of Preemptive Rights.  The shareholders of the Corporation will not have the preemptive right to acquire additional, unissued or treasury shares of the Corporation, or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares.

Section 4.   Special Meetings of Stockholders.  Except as otherwise required by law, special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer, the President, the Board of Directors by the written order of a majority of the entire Board of Directors, and not by the stockholders, except as otherwise provided by law or the Bylaws.

Section 5.   Limitation of Liability of Directors.  No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for an act or omission in such director’s capacity as a director except for (i) a breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty to the Corporation or an act or omission involving intentional misconduct or a knowing violation of the law, (iii) a transaction from which the director received an improper benefit (whether or not the benefit resulted from an action taken within the scope of the director’s office), (iv) an act or omission for which the liability of the director is expressly provided by applicable statute.

ARTICLE NINE

Incorporator

The name and the address of the incorporator of the Corporation is:

Name	Address
James M. Harbison, Jr.	700 Louisiana, 35th Floor Houston, Texas 77002